Fidelity Advisor Strategic Income Fund

On October 6, 2014, a complaint entitled ENERGY FUTURE HOLDINGS CORP. et al.  U.S. Bankruptcy Court, D. Del. Case No. 14-10979 (CSS); AVENUE CAPITAL MANAGEMENT II, LP, et al. v. FIDELITY INVESTMENTS, et al. Adversary No. 14-50797 (CSS), brought by creditors of a subsidiary of Energy Future Holdings Corp. ("EFH"), was filed in the United States Bankruptcy Court for the District of Delaware seeking to enforce an alleged agreement under which certain Fidelity funds ("Funds") and other defendants would sell certain EFH notes, as identified in the Funds' Schedule of Investments, to the plaintiffs at a specified price.  Plaintiffs sought a declaration that an alleged right to call the securities was properly exercised and an order that the Funds and other defendants transfer the notes to the plaintiffs at the specified price. The Funds and the other defendants disputed the plaintiff's claims, filed a motion to dismiss contending, among other things, that the right to call the notes never came into existence and was part of a proposed settlement agreement that was never completed or approved by the bankruptcy court. On January 20, 2015, the court granted the defendants' motion and dismissed the complaint with prejudice. The plaintiffs filed a notice of appeal on February 3, 2015.